UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 12, 2022

GROWGENERATION CORP.

(Exact Name of Registrant as Specified in its Charter)

Colorado	333-207889	46-5008129
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5619 DTC Parkway, Suite 900
Greenwood Village, CO 80111

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (800) 935-8420

N/A

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GRWG	The NASDAQ Stock Market LLC

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 12, 2022, Jeffrey Lasher, Chief Financial Officer of GrowGeneration Corp. (the “Company”), resigned as Chief Financial Officer, and, effective August 12, 2022, Gregory Sanders has been appointed Chief Financial Officer of the Company.

In connection with Mr. Lasher’s resignation from the Company, Mr. Lasher and the Company entered into a Separation Agreement (the “Separation Agreement”), pursuant to which Mr. Lasher will receive: (i) $253,513.32 cash severance, to be paid in equal installments over a period of six months following the separation date; (ii) 10,000 shares of common stock as of October 12, 2022; and (iii) 20,000 shares of common stock as of December 15, 2022. The Separation Agreement also includes a mutual release of claims, transition assistance, and compliance with restrictive covenants.

A copy of the Separation Agreement is filed herewith as Exhibit 10.1.

Mr. Sanders served as Vice President, Corporate Controller at the Company from 2021 to present and was Corporate Controller at the Company from 2018 to 2021. Prior to Mr. Sander’s employment at the Company, he was Director of Accounting and Finance at Machol & Johannes, LLC from 2015 to 2018. Mr. Sanders was an accounting manager at Arrow electronics from 2014 to 2015 and held various roles, including accountant, senior accountant and accounting manager, at Enterprise Holdings from 2008 to 2014. Mr. Sanders is a graduate of the University of Minnesota.

There are no arrangements or understandings between Mr. Sanders and any other persons pursuant to which Mr. Sanders will be named to this position with the Company. Mr. Sanders does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Sanders has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

In connection with Mr. Sanders’ appointment as Chief Financial Officer, Mr. Sanders and the Company entered into a three-year employment agreement (the “Sanders Employment Agreement”), pursuant to which the Company agreed to pay Mr. Sanders (i) a base salary of $325,000 per year, increasing 10% each year; (ii) a minimum $50,000 cash bonus in respect of calendar year 2022, subject to continued employment through December 31, 2022; (iii) an annual performance cash bonus for future fiscal years based on performance metrics set by the Company, with a target amount of 50% and maximum amount of 100% of the then-current base salary; (iv) 90,000 restricted stock units, vesting in equal installments over three years on June 15 and December 15 during each year of the agreement term; and (v) an additional equity grant on each anniversary of the agreement term with substantially similar value to the initial grant, depending on the price of the Company’s common stock on the grant date compared to the date of the agreement. In addition, if the Company terminates Mr. Sanders’ employment without “Cause” (as defined in the agreement), Mr. Sanders will receive three months’ severance.

A copy of the Sanders Employment Agreement is filed herewith as Exhibit 10.2.

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure

On August 12, the Company published a press release regarding the resignation of Jeffery Lasher as Chief Financial Officer, the appointment of Gregory Sanders as Chief Financial Officer, and the promotion of Stephen Kozey to General Counsel.

A copy of the press release is attached hereto as Exhibit 99.1. The information contained in this Current Report on Form 8-K (including the exhibit) is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(c) Exhibits [Update as necessary]

Exhibit No.	Description
Item 10.1	Separation Agreement, dated August 12, 2022, between GrowGeneration Corp. and Jeffrey Lasher.
Item 10.2	Employment Agreement, dated August 12, 2022, between GrowGeneration Corp. and Gregory Sanders.
Item 99.1	Press Release, dated August 12, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 12, 2022	GrowGeneration Corp.

	By:	/s/ Darren Lampert
	Name:	Darren Lampert
	Title:	Chief Executive Officer

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